Exhibit 10.19

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

February 13, 2020

Jeff J. Ludwig

via E-mail

Re:EMPLOYMENT OFFER LETTER

Dear Jeff:

Puma Biotechnology, Inc., a Delaware corporation (the “Company”) is pleased to offer you the Full-Time, Exempt position of Chief Commercial Officer of the Company, with terms as noted below. Please confirm your acceptance of this offer by signing and returning a copy of this letter on or before Monday, February 17, 2020:

1.Effective Date, Position, Duties And Responsibilities. The terms will become effective on the date you start your employment (the “Effective Date”), which shall be no later than Monday, March 16, 2020. As of the Effective Date, the Company will employ you as its Chief Commercial Officer. In such capacity, you will have such duties and responsibilities as are normally associated with such position. Your duties may be changed from time to time by the Company in its discretion. You will report to the President and CEO of the Company or such other individual as the Company may designate, and will work at the Company’s offices located in Los Angeles, California, or such other location as the Company may designate, except for travel to other locations as may be necessary to fulfill your responsibilities. If your travel involves flying for less than two hours you will be permitted to fly economy-plus class. If your flight involves flying for more than two hours you will be permitted to fly business-class, (or, in a two-class aircraft, first-class) (in each case, as applicable). Although your initial title and duties are described above, the Company may assign you additional or different duties and/or titles from time-to-time.

2.Base Compensation. During your employment with the Company, the Company will pay you a base salary at the rate of $550,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly) and prorated for any partial pay period of employment. Your Base Salary may be subject to adjustment pursuant to the Company’s policies as in effect from time to time.

3.Annual Bonus. In addition to the Base Salary set forth above, you will be eligible to receive an annual discretionary cash bonus (pro-rated for any partial year of service), based on the attainment of performance metrics and/or individual performance objectives, in each case, established and evaluated by the Company in its sole discretion (the “Annual Bonus”). Your target Annual Bonus shall be 40% of your Base Salary, but the actual amount of your Annual Bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon your continued employment through the applicable payment date.

4.Annual Equity: You will be eligible to receive an annual equity award, in the form of and on terms and conditions as determined by the Board of Directors (or a subcommittee thereof) in its sole discretion.

5.Stock Option. In connection with entering into this offer letter, in connection with the commencement of your employment with the Company and provided that you are employed by the Company on the date of grant, the Company will grant you an option to purchase 320,000 shares of the Company’s common stock (the “Stock Option”) at a per share exercise price equal to the Fair Market Value of a share of the Company’s common stock on the date of grant (as determined in accordance with the Company’s 2011 Incentive Award Plan), which is expected to be on the commencement date of your employment. Subject to your continued employment with the Company through the applicable vesting date, 1/3rd of the shares underlying the Stock Option will vest on the first anniversary of the Effective Date and 1/36th of the shares underlying the Stock Option will vest on each monthly anniversary of the Effective Date thereafter. Subject to the foregoing, the terms and conditions of the Stock Option must be approved by the Board of Directors, or a subcommittee thereof, and will be set forth in a separate award agreement in such form as is prescribed by the Company, to be entered into by the Company and you.

6.“One-Time” Milestone Equity Awards. You will be eligible to receive an equity award based on the achievement of each of the following US Nerlynx based milestones, and subject to your continued employment by the Company through the applicable grant date: [***]. These sales milestones are based on United States sales only and does not include sales outside of the United States). For the avoidance of doubt each award shall be granted only once (if at all) upon achievement of the applicable milestone. The terms and conditions of either award must be approved by the Board of Directors, or a subcommittee thereof, and will be set forth in a separate award agreement in a form prescribed by the Company, to be entered into by you and the Company.

7.Signing Bonus. In connection with entering into this offer letter, you will be paid a signing bonus to $725,000 (the “Signing Bonus”) within twenty days after the Effective Date. You and the Company acknowledge and agree that the Signing Bonus will not be earned in whole unless and until you are continuously, actively employed by the Company through the third anniversary of the Effective Date. If your employment is terminated by the Company with Cause, as defined in Section 9(b), at any time prior to or on the first anniversary of the Effective Date, or by you for any reason prior to or on the first anniversary of the Effective Date, you will not be entitled to retain any portion of the Signing Bonus and you will be obligated to repay to the Company the Signing Bonus, in full, within 30 days following the date of termination. In the event that your employment is terminated by the Company with Cause or by you (a) after the first anniversary of the Effective Date but prior to or on the second anniversary of the Effective Date, the Company will allow you to retain 33% of the unearned bonus, and you hereby agree to repay to the Company, within 30 days following the date of termination, 67% of the Signing Bonus; or (b) after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, the Company will allow you to retain 67% of the unearned Signing Bonus, and you hereby agree to repay to the Company, within 30 days following the date of termination, 33% of the Signing Bonus.

8.Benefits And Vacation. You will be eligible to participate in all health (including an annual comprehensive-executive physical), welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its similarly situated employees, subject to the terms and conditions thereof. To the extent that you properly elect to participate in the Company’s applicable medical, dental and/or prescription benefit plans, the Company will pay the premiums for you and your dependents under such plans while you remain employed by the Company, provided, however, that the Company shall have no obligation to pay any such premiums if doing so would result in a violation of law and/or the imposition of penalty or excise taxes on the Company. In addition, you will be eligible for other standard benefits, such as sick leave, 4 weeks personal vacation, holidays, and shutdowns in each case, to the extent available under, and in accordance with, Company policy applicable generally to other similarly situated employees of the Company. Notwithstanding the foregoing, nothing contained in this Section 8 shall, or shall be construed so as to, obligate the Company or its affiliates to adopt, sponsor, maintain or continue any benefit plans or programs at any time.

9.Termination.

(a)If your employment with the Company is terminated by the Company without Cause or by you for Good Reason (each, a “Qualifying Termination”), and you execute and fail to revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”) within 60 days following such termination of employment, then you shall be entitled to receive (i) an amount (the “Severance”) equal to your Base Salary and Target Bonus at the rate in effect immediately prior to your date of termination, (ii) if you timely elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the premium for you and your covered dependents through the earlier of (A) the 12-month anniversary of your termination date and (B) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (iii) if the Qualifying Termination occurs on or within 18 months following a Change in Control (as defined in the Plan), all outstanding Company equity awards held by you on your date of termination shall immediately become fully vested and, to the extent applicable, exercisable. For the avoidance of doubt, all such equity awards will remain outstanding and eligible to vest following your date of termination shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release. The Severance shall be made in substantially equal installments in accordance with the Company’s standard payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the 60th day following your date of termination, with the first installment to include any amount(s) that would have otherwise been paid prior to such first payroll date. In addition, (A) if any plan pursuant to which the benefits in subsection (ii) are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover you under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(b)For purposes of this offer letter, Cause shall mean: (1) your conviction or plea of nolo contender to a misdemeanor involving moral turpitude or any felony, (2) your commission of any act of theft, embezzlement or misappropriation of Company assets, (3) your material breach of any agreement with the Company, (4) your failure to follow the reasonable and lawful written direction of any superior, provided that you are given five days’ notice and opportunity to cure such failure, if curable, prior to termination, (5) your willful failure to perform the essential duties of your position, or (6) your commission of an act of unlawful discrimination, harassment or retaliation. This does not alter the at-will nature of your employment.

(c)For purposes of this offer letter, “Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent, unless the Company corrects in all material respects the circumstances constituting Good Reason (provided such circumstances are capable of correction) in accordance with the correction provisions described below:

(i)a material diminution in your Base Salary, excluding any reduction applicable equally to all executive officers of the Company following a material decline in the Company’s earnings, public image, or performance;

(ii)a material diminution in your authority, duties or responsibilities; or

(iii)a change in the geographic location at which you must perform services to a location that is greater than 50 miles from the Company’s principal place of business as of the Effective Date;

provided, however, that no termination shall be deemed a termination by you for Good Reason unless and until (x) you provide the Board with written notice of the circumstances constituting Good Reason within 90 days after the date that you first become aware of the existence of such circumstances; (y) the Company fails to correct the circumstance so identified within 30 days after the receipt of such notice (if capable of correction); and (z) the effective date of your termination of employment occurs no later than 90 days after the date that you first become aware of the event or circumstances constituting Good Reason.

(d)No amount that is deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be payable pursuant to this offer letter unless your termination of employment constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the Department of Treasury

regulations and other guidance promulgated thereunder (“Section 409A”). For purposes of Section 409A, your right to receive any installment payments under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(e)Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described above, shall be paid to you during the 6- month period following your “separation from service” from the Company if the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

10.Confidential And Proprietary Information. This offer of employment is contingent upon your execution of the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

11.Non-Solicitation. You further agree that during the term of such employment and for one (1) year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer their business from the Company and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

12.At-Will Employment; Amendment. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) upon written notice of such termination to the other party. This at‑will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company. This agreement may not be amended except by a signed writing executed by the parties hereto.

13.Company Rules And Regulations. As an employee of the Company, you agree to abide by all Company rules, regulations and policies as set forth in the Company’s employee handbook or as otherwise promulgated.

14.Withholding. The Company may withhold from any amounts payable under this offer letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15.Entire Agreement. As of the Effective Date, this offer letter, together with the Proprietary Information and Inventions Agreement, comprises the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any representative of the Company. You agree that any such agreement, offer or promise between you and any representative of the Company is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this offer letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

16.Choice Of Law. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.

17.Proof Of Right To Work. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

18.Background Check And Drug Screening. This offer of employment is expressly contingent upon your completion of a pre-employment background check conducted by an outside service bureau and a drug screening test, in each case with results that are satisfactory to the Company in its sole discretion. Refusal to submit to the background check or drug screening test will result in your disqualification from further employment consideration. In addition, failure to successfully complete the background check or drug screening test will cause this offer of employment to be withdrawn, or your employment to be terminated if you already have started work.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.19

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this offer letter in the space provided below for your signature and returning it to the Company’s President and Chief Executive Officer. Please retain one fully-executed original for your files.

Sincerely,

Puma Biotechnology, Inc.
a Delaware corporation

		By:	/s/ Alan H. Auerbach
		Name:	Alan H. Auerbach
		Title:	President and Chief Executive Officer

Accepted and Agreed,
this 16th day of February, 2020

By:	/s/ Jeff. J. Ludwig
Jeff J. Ludwig